7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2009 RESULTS

     Evansville, Indiana, August 27, 2009 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended August 1, 2009.

     Sales for the second quarter of 2009 were $152.8 million, compared to sales of $158.5 million for the prior year second quarter. Comparable store sales declined 6.4 percent.

     Net earnings for the thirteen-week second quarter were $982,000, or $0.08 per diluted share, compared to net earnings of $977,000, or $0.08 per diluted share, for the thirteen-week second quarter ended August 2, 2008.

     The gross profit margin for the second quarter increased 0.2 percent to 26.8 percent compared to 26.6 percent for the second quarter of the prior year. The merchandise margin increased 0.4 percent, primarily due to better inventory control. As a percentage of sales, buying, distribution and occupancy costs increased 0.2 percent due primarily to the deleveraging effect of lower sales on occupancy costs.

     Selling, general and administrative expenses for the second quarter decreased $1.7 million to $39.0 million, or 25.6 percent of sales, compared to $40.7 million, or 25.7 percent of sales, for the second quarter of 2008.

     Speaking on the results, Mark Lemond, chief executive officer and president said, "We are pleased to report that we met or exceeded the majority of our internal goals for the second quarter of 2009. While consumer spending and the overall economic environment remained challenging in the second quarter, we were able to improve our year-over-year gross and operating margins and, therefore, record earnings per share equal to last year. We believe the absence of government stimulus checks, which were provided to the consumer during the second quarter of last year, had a negative impact on our second quarter comparable store sales and traffic. In addition, the sales-tax-free holidays in nine of our states shifted from the second quarter last year into the third quarter this year, which accounted for approximately two percent of the comparable store sales decline for the quarter."

     Mr. Lemond continued, "For the first three weeks of August, our comparable stores sales have increased approximately 11 percent, as consumers are responding well to both our athletic and non-athletic product assortments. Only about 5 percent of the 11 percent increase is due to the shift of sales-tax-free holidays out of fiscal July and into fiscal August. While there is considerable uncertainty regarding consumer discretionary spending after back-to-school, we remain optimistic about the sales trends for the remainder of the third quarter. Therefore, due to these improved trends early in the third quarter, we expect to record positive comparable store sales for the quarter."

     Net income for the first half of 2009 was $5.1 million, or $0.41 per diluted share, compared with net income of $5.8 million, or $0.46 per diluted share, in the first half of last year. Net sales for the first six months were $320.1 million compared to net sales of $320.6 million for the same period last year. Comparable store sales for the twenty-six week period ended August 1, 2009 decreased 3.3 percent, compared to the twenty-six week period ended August 2, 2008. The gross profit margin for the first six months of 2009 was 27.4 percent compared to 27.8 percent last year. Selling, general and administrative expenses, as a percentage of sales, were 24.7 percent for the first six months of 2009 as compared to 24.9 percent last year.

Store Growth

     Currently, the Company expects to open approximately 16 new stores in fiscal 2009 and close eight stores. Store openings and closings by quarter and for the fiscal year are currently planned as follows:

	New Stores	Stores Closings
1st Quarter 2009	10	1
2nd Quarter 2009	2	1
3rd Quarter 2009	4	1
4th Quarter 2009	0	5
Fiscal 2009	16	8

The two stores opened during the second quarter included locations in:

City	Market/Total Stores in Market
Houston, TX	Houston/11
Orange Park, FL	Jacksonville/3

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 314 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net sales	$152,840	$158,480	$320,109	$320,599
Cost of sales (including buying,
distribution and occupancy costs)	111,916	116,334	232,545	231,373
Gross profit	40,924	42,146	87,564	89,226
Selling, general and administrative
expenses	39,020	40,661	79,076	79,984
Operating income	1,904	1,485	8,488	9,242
Interest income	(1)	(39)	(4)	(76)
Interest expense	42	36	84	69
Income before income taxes	1,863	1,488	8,408	9,249
Income tax expense	881	511	3,294	3,488
Net income	$982	$977	$5,114	$5,761

Net income per share:
Basic	$.08	$.08	$.41	$.47
Diluted	$.08	$.08	$.41	$.46

Average shares outstanding:
Basic	12,487	12,367	12,483	12,360
Diluted	12,569	12,463	12,543	12,455

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 1,	January 31,	August 2,
	2009	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$17,673	$24,817	$16,659
Accounts receivable	1,948	1,607	1,961
Merchandise inventories	216,728	189,494	208,409
Deferred income tax benefit	2,424	2,305	2,481
Other	7,540	4,234	7,920
Total Current Assets	246,313	222,457	237,430
Property and equipment-net	66,054	70,217	71,014
Other	1,627	400	463
Total Assets	$313,994	$293,074	$308,907

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$73,475	$60,320	$74,953
Accrued and other liabilities	13,712	11,600	14,546
Total Current Liabilities	87,187	71,920	89,499
Deferred lease incentives	5,791	5,844	4,735
Accrued rent	5,155	5,331	5,626
Deferred income taxes	905	1,144	917
Deferred compensation	3,187	2,678	3,395
Other	1,858	1,521	1,410
Total Liabilities	104,083	88,438	105,582

Total Shareholders' Equity	209,911	204,636	203,325
Total Liabilities and Shareholders' Equity	$313,994	$293,074	$308,907

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	August 1, 2009	August 2, 2008
Cash Flows From Operating Activities
Net income	$5,114	$5,761
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	7,590	8,286
Stock-based compensation	220	559
Loss on retirement and impairment of assets	57	109
Deferred income taxes	(358)	377
Lease incentives	715	174
Other	(320)	(1,135)
Changes in operating assets and liabilities:
Accounts receivable	(241)	(1,550)
Merchandise inventories	(27,234)	(7,628)
Accounts payable and accrued liabilities	15,045	9,992
Other	(2,538)	(1,164)
Net cash (used in) provided by operating activities	(1,950)	13,781

Cash Flows From Investing Activities
Purchases of property and equipment	(5,474)	(6,700)
Proceeds from sale of property and equipment	8	2
Proceeds from notes receivable	100	0
Net cash used in investing activities	(5,366)	(6,698)

Cash Flows From Financing Activities
Borrowings under line of credit	0	6,625
Payments on line of credit	0	(6,625)
Proceeds from issuance of stock	106	399
Excess tax benefits from stock-based compensation	66	0
Net cash provided by financing activities	172	399
Net (decrease) increase in cash and cash equivalents	(7,144)	7,482
Cash and cash equivalents at beginning of period	24,817	9,177
Cash and Cash Equivalents at End of Period	$17,673	$16,659